Contacts:
Phil McDermott	Christiane Pelz
CFO	Investor Relations
AltiGen Communications	Lippert/Heilshorn & Associates
510-252-9712	415-433-3777
pmcdermott@altigen.com	cpelz@lhai.com

ALTIGEN REPORTS PERMISSION
FOR TWO-MEMBER AUDIT COMMITTEE

Fremont, California - August 17, 2007 - AltiGen Communications, Inc. (Nasdaq: ATGN), a leading provider of next generation IP-PBX phone systems, reported it received notice from the Nasdaq Global Market the company could rely on the cure provision of Rule 4350(d)(4) until January 15, 2008. The rule permits, in the event of a vacancy, a two-member committee for a temporary period.

The company currently does not comply with the requirement of Nasdaq Marketplace Rule 4350(d)(2) mandating an audit committee of at least three members. Due to the resignation of board member Richard B. Black as a director in July, the company's Audit Committee has two members. The company intends to fill the vacancy in the near future.

About AltiGen Communications

AltiGen Communications, Inc. (Nasdaq: ATGN) is a leading manufacturer of VoIP telephony solutions. The company designs, manufactures and markets advanced, IP-PBX telephone systems and IP call centers that leverage both the Internet and the public telephone network. These products enable an array of applications that take advantage of the convergence of voice and data communications to achieve superior business results.  AltiGen Communications products are available from independent authorized resellers and strategic partners. AltiGen's AltiServ™ family of telephony solutions has been recognized for excellence with more than 40 industry awards since 1996.  Focused on the small to mid- sized and multi-site businesses, AltiGen customers benefit from integrated solutions that protect their existing investments, while providing new ways to be more competitive, productive and to save money.

For more information, call 1-888-ALTIGEN or visit the Web site at www.altigen.com.